Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Kevin Kaastra

Controller

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

Fremont Michigan InsuraCorp, Inc. Announces 1st Quarter Earnings

Fremont, Michigan, May 13, 2005 – Fremont Michigan InsuraCorp., Inc. (OTCBB: FMMH) today reported its results of operations for the quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company reported net income of $472,000, or $.55 per diluted share, as compared to a net loss of $362,000 for the quarter ended March 31, 2004. First quarter direct written premiums were $8.8 million compared to $7.9 million in the first quarter of 2004. The Company’s combined ratio for the first quarter was 96.8%, compared to 108.9% for the first quarter of 2004.

Revenue for the first quarter was $9.6 million compared to 2004 first quarter revenue of $5.3 million. Net premiums earned for the first quarter were $9.1 million compared to $5.1 million in 2004. Net premiums earned increased $516,000 during the quarter due to normal volume growth while the remaining increase of $3.5 million is due to the decline in earned premium ceded under the quota share reinsurance agreement which was placed into runoff on January 1, 2004.

Net investment income increased 121% to $374,000 as compared to $169,000 in the comparable period in 2004. The increase in investment income is due to increased invested assets attributable to the investment of the proceeds received from the issuance of shares in connection with the demutualization and stock offering completed on October 15, 2004 coupled with an increase in pretax yields and a decline in investment expenses.

The Company’s loss ratio for the first quarter in 2005 was 63.8% compared to 77.0% in 2004. The decline is attributable to the increase in net earned premiums retained by the Company as a result of no longer ceding earned premiums to the quota share reinsurer.

“The Company is pleased with our first quarter results which continue to reflect the positive impact of exiting the quota share reinsurance agreement as reflected in the increase in net premiums earned and the improvement in our loss ratio,” commented Richard E. Dunning, President and CEO. “We continue to focus on our target market and are pleased with the growth in direct written premiums given the increasing competitiveness in the market. As pricing pressure continues in the market we are dedicated to maintaining our underwriting discipline while continuing to seek out new profitable business. We were also pleased with the recent court ruling in Michigan which will allow insurers to continue to use insurance scoring as a pricing tool.”

Fremont Michigan InsuraCorp, Inc. is a holding company owning all of the common stock of Fremont Insurance Company. Headquartered in Fremont, Michigan, Fremont Insurance Company is a property and casualty insurer writing personal and commercial lines insurance on risks exclusively located in Michigan through 170 independent agencies. Its products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Operations

	Quarter Ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Net premiums earned	$9,110,678	$5,087,148
Net investment income	374,467	169,129
Net realized gains (losses) on investments	20,309	(8,367)
Other income, net	95,255	92,151

Total revenues	9,600,709	5,340,061

Expenses:
Losses and loss adjustment expenses, net	5,808,993	3,917,277
Policy acquisition and other underwriting expenses	3,005,163	1,625,343
Interest expense	77,606	140,519
Demutualization expenses	—	18,625

Total expenses	8,891,762	5,701,764

Income (loss) before federal income tax expense	708,947	(361,703)

Federal income tax expense	236,550	—

Net income (loss)	$472,397	$(361,703)

Net income per common share:
Basic	$0.55	$—
Diluted	$0.55	$—

Supplementary financial data:
Combined ratio	96.8%	108.9%

Consolidated Balance Sheet

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Investments:
Fixed maturities available for sale, at fair value	$37,019,861	$37,205,694
Equity securities available for sale, at fair value	6,862,977	5,071,758

Total investments	43,882,838	42,277,452
Cash and cash equivalents	1,225,381	3,672,254
Receivable from sale of investments	—	739,150
Premiums due from policyholders, net	6,273,587	6,846,286
Amounts due from reinsurers	9,997,143	10,879,642
Accrued investment income	370,857	398,208
Property and equipment, net of accumulated depreciation	828,683	848,103
Deferred policy acquisition costs	2,543,360	2,860,621
Note receivable from related party	135,292	136,262
Other assets	2,120	3,136

	$65,259,261	$68,661,114

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$19,352,386	$18,972,587
Unearned premiums	17,710,766	19,675,548
Reinsurance funds withheld and premiums ceded payable	2,561,166	3,018,710
Accrued expenses and other liabilities	5,823,172	6,798,772
Surplus notes	2,890,288	2,890,288

Total liabilities	48,337,778	51,355,905

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,522,413	7,512,913
Retained earnings	9,686,208	9,213,811
Accumulated other comprehensive income:
Net unrealized (losses ) gains on investments	(287,138)	578,485

Total stockholders’ equity	16,921,483	17,305,209

Total liabilities and stockholders’ equity	$65,259,261	$68,661,114